Exhibit 99.1
For Immediate Release

Contact:	(News Media) Jennifer Born +1.312.396.7089
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Reports Third Quarter 2014 Results
Growth in Sales, Collected Premiums and Operating Earnings
Continued Strength in Key Capital Ratios

Carmel, Ind., October 28, 2014 - CNO Financial Group, Inc. (NYSE: CNO) today announced third quarter of 2014 operating earnings (1) of $76.6 million, or 35 cents per diluted share, compared to $72.7 million, or 32 cents per diluted share, in the third quarter of 2013.
"The strength of our business franchise produced growth in sales, collected premiums, earnings and continued capital strength supporting further return of capital to shareholders in the quarter," said Ed Bonach, CEO of CNO. "While pleased with consistent sales growth at Washington National and continued strong recovery at Colonial Penn, we are taking steps to gain back sales momentum in our Bankers Life segment as we end 2014 and head into 2015."
Third Quarter 2014 Highlights

•	Sales, as defined by total new annualized premium ("NAP") (2): $103.8 million, up 2% from 3Q13

•	Collected premium from our continuing operating segments (3): $827.1 million up 2% from 3Q13

•
Net income per diluted share: 54 cents in 3Q14 (including 8 cents from the release of the valuation allowance for deferred taxes) compared to $1.23 in 3Q13 (including 90 cents from the release of the valuation allowance for deferred taxes and other tax items)

•	Net operating income (1) per diluted share: 35 cents in 3Q14 compared to 32 cents in 3Q13

•	Unrestricted cash and investments held by our holding company were $432 million at September 30, 2014, reflecting the proceeds from the sale of Conseco Life Insurance Company ("CLIC")

•
Securities repurchases, common stock dividends and debt payments were $189.4 million in 3Q14, including the repurchase of all outstanding warrants (equivalent to 3.3 million shares of common stock) for $57.4 million

Nine-month 2014 Highlights

•	Sales, as defined by total NAP (2): $310.6 million, up 3% from the first nine months of 2013

•	Collected premium from our continuing operating segments (3): $2,474.5 million up 2% from the first nine months of 2013

•
Net income (loss) per diluted share: (15) cents in the first nine months of 2014 (including $(1.26) from the net loss on the sale of CLIC and gain on reinsurance transactions) compared to $1.59 in the first nine months of 2013 (including 95 cents from the release of the valuation allowance for deferred taxes and other tax items)

•	Net operating income (1) per diluted share: 93 cents in the first nine months of 2014 compared to 78 cents in the first nine months of 2013

•
Consolidated risk-based capital ratio was estimated at 425% at September 30, 2014, reflecting statutory operating earnings of $285 million and net dividends to the holding company of $174 million during the first nine months of 2014

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CNO Financial (2)
October 28, 2014

Quarterly Segment Operating Results

	Three months ended
	September 30,
	2014	2013
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$111.8	$86.3
Washington National	27.6	33.0
Colonial Penn	.4	(4.2)
Other CNO Business:
Loss from the long-term care business reinsured in 4Q13	—	(1.0)
Overhead expense of CLIC expected to continue after the sale	—	(4.7)
EBIT from business segments continuing after the CLIC sale	139.8	109.4
Corporate Operations, excluding corporate interest expense	(9.1)	9.4
EBIT from operations continuing after the CLIC sale	130.7	118.8
Corporate interest expense	(10.9)	(11.7)
Operating earnings before taxes	119.8	107.1
Tax expense on operating income	43.2	34.4
Net operating income (1)	76.6	72.7
Earnings of CLIC prior to being sold (net of taxes)	—	5.5
Adjustment to loss on sale of CLIC and gain on reinsurance transaction (including impact of taxes)	22.9	—
Net realized investment gains (net of related amortization and taxes)	2.6	(1.1)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	—	2.2
Equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities (net of taxes)	(2.4)	(3.0)
Net revenue pursuant to transition and support services agreements (net of taxes)	.9	—
Valuation allowance for deferred tax assets and other tax items	16.8	206.7
Net income	$117.4	$283.0

Per diluted share:
Net operating income	$.35	$.32
Earnings of CLIC prior to being sold (net of taxes)	—	.02
Adjustment to loss on sale of CLIC and gain on reinsurance transaction (including impact of taxes)	.11	—
Net realized investment gains (net of related amortization and taxes)	.01	(.01)
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	—	.01
Equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities (net of taxes)	(.01)	(.01)
Valuation allowance for deferred tax assets and other tax items	.08	.90
Net income	$.54	$1.23
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CNO Financial (3)
October 28, 2014

The following table summarizes the financial impact of significant items on our 3Q14 net operating income (dollars in millions, except per share amounts):

	Three months ended
	September 30, 2014*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$111.8	$(13.5)	$98.3
Washington National	27.6	2.5	30.1
Colonial Penn	.4	—	.4
EBIT from business segments continuing after the CLIC sale	139.8	(11.0)	128.8
Corporate Operations, excluding corporate interest expense	(9.1)	—	(9.1)
EBIT from operations continuing after the CLIC sale (5)	130.7	(11.0)	119.7
Corporate interest expense	(10.9)	—	(10.9)
Operating earnings before taxes	119.8	(11.0)	108.8
Tax expense on operating income	43.2	(3.9)	39.3
Net operating income	$76.6	$(7.1)	$69.5

Net operating income per diluted share	$.35	$(.03)	$.32

The significant items in 3Q14 included: (i) $11.0 million of favorable reserve developments in Bankers Life's long-term care block (including $2.8 million of favorable one-time catch-up reserve releases related to the use of a new process to identify changes in the status of our insureds in a more timely manner); (ii) $2.5 million of favorable reserve developments in Bankers Life's Medicare supplement block; and (iii) $2.5 million of unfavorable premium refunds in Washington National's supplemental health insurance block (related to the same process used on Bankers Life's long-term care block to identify changes in the status of our insureds in a more timely manner).

* See page 11 for the table of Net Operating Income Excluding Significant Items for the three months ended September 30, 2013.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. NAP in 3Q14 was $61.8 million, down $.7 million from 3Q13. NAP for the nine months ended September 30, 2014, was $188.0 million, up 1 percent from the same period in 2013. Collected premiums were up 2 percent in 3Q14 compared to 3Q13, driven by increased sales over the last 12 months and favorable persistency. Annuity account values, on which spread income is earned, increased 2% to $7.5 billion in 3Q14 compared to 3Q13. Weakness in sales results were primarily driven by low levels of recruiting year-to-date which led to a 6% decrease in average agent count, partially offset by continued improvements in productivity. Full year 2014 sales growth is now expected to be in the 0% to 3% range.
Pre-tax operating earnings in 3Q14 compared to 3Q13 were up $25.5 million, or 30 percent. Earnings in 3Q14 reflect favorable annuity, Medicare supplement and long-term care margins.
Pre-tax operating earnings in 3Q14 of $111.8 million included: (i) $11.0 million of favorable reserve developments in the long-term care block, including $2.8 million of one-time catch-up reserve releases related to the use of a new process to identify changes in the status of our insureds in a more timely manner; and (ii) $2.5 million of favorable reserve developments in the Medicare supplement block.
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CNO Financial (4)
October 28, 2014

Pre-tax operating earnings in 3Q13 of $86.3 million included $5.7 million of favorable reserve developments in the Medicare supplement block.
Pre-tax operating earnings in 3Q14 included approximately $3 million of additional income (including the impact of favorable mortality of $.5 million) from the recapture of a block of life insurance business previously ceded to Wilton Reassurance Company (“Wilton Re”). This increase to pre-tax operating earnings was partially offset by approximately $2 million of overhead expenses that were previously allocated to the Other CNO Business segment in quarters prior to 2014 and have continued after the completion of the sale of CLIC.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. NAP in 3Q14 was $25.6 million, up 7 percent from 3Q13 driven by strong supplemental health sales in the individual market through Performance Matters Associates, our wholly-owned marketing organization. Collected premiums from the segment's supplemental health block were up 4 percent in 3Q14 compared to 3Q13, driven by strong sales and persistency.
Pre-tax operating earnings in 3Q14 compared to 3Q13 were down $5.4 million, or 16 percent, primarily resulting from elevated loss ratios in the supplemental health block.
Pre-tax operating earnings in 3Q14 of $27.6 million were reduced by $2.5 million of one-time catch-up premium refunds in the supplemental health insurance block related to the use of a new process to identify changes in the status of our insureds in a more timely manner. After adjusting for this significant item, the interest-adjusted benefit ratio for the supplemental health block was 54.9 percent, reflecting elevated claims in the quarter. We continue to expect that this block's interest-adjusted benefit ratio will be in the 54 percent range for the year.
Pre-tax operating earnings in 3Q14 also included approximately $2 million of overhead expenses that were previously allocated to the Other CNO Business segment in quarters prior to 2014 and have continued after the completion of the sale of CLIC.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 3Q14 was $16.4 million, up 7 percent from 3Q13, reflecting increased sales of both graded benefit and simplified issue life insurance products, including an increase in sales through the internet. Collected premiums were up 6 percent in 3Q14 compared to 3Q13, driven by increased sales and steady persistency.
Pre-tax operating earnings in 3Q14 of $.4 million were up $4.6 million compared to 3Q13, reflecting continued growth in the in-force block, favorable policy benefits and a modest increase in the deferral of acquisition costs due to a slight shift to deferrable direct mail marketing activities. In-force EBIT was $14.9 million, up 16 percent from 3Q13, reflecting the growth in the block.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report approximately break-even results in 2014.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
This segment's earnings included unfavorable investment returns in 3Q14 and favorable investment returns in 3Q13, reflecting market volatility. Pre-tax operating earnings in 3Q13 also reflected a decrease in expenses of $9.8 million related to the impact of changes in interest rates on the values of liabilities for agent deferred compensation and former executive retirement annuities. We have elected to recognize the change in the value of these liabilities through earnings as interest rates and mortality assumptions change.

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CNO Financial (5)
October 28, 2014

Non-Operating Items Related to the Sale of CLIC and Reinsurance Transaction
On July 1, 2014, we completed the previously announced sale of CLIC to Wilton Re. In 1Q14, we recognized an estimated loss on the CLIC transaction of $298 million, net of income taxes. In 3Q14, we recognized a reduction to the loss on the sale of CLIC of $6 million to reflect our current estimate. The ultimate loss we recognize is subject to additional adjustments based on the determination of the final sales price and net proceeds, expected to be completed in 4Q14.
As previously announced, concurrent with the sale of CLIC, Bankers Life recaptured the life insurance business that had been reinsured to Wilton Re. The results for 3Q2014 include a $16.9 million gain related to such recapture.
The earnings related to the CLIC business prior to being sold are also reflected as non-operating items. Such earnings, net of taxes, were $5.5 million in 3Q13.
Other Non-Operating Items
Net realized investment gains in 3Q14 were $2.6 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $2.8 million recorded in earnings. Net realized investment losses in 3Q13 were $1.1 million (net of related amortization and taxes) including total other-than-temporary impairment losses of $2.9 million recorded in earnings.
During 3Q13, we recognized an increase in earnings of $2.2 million resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such amount reflects the change in market interest rates used to determine the derivative's estimated fair value.
During 3Q14, we recognized $.9 million (net of taxes) of net revenue pursuant to transition and special support services agreements with Wilton Re subsequent to the sale of CLIC.
In 3Q14, we reduced the valuation allowance for deferred tax assets by $16.8 million, primarily resulting from the impact of our higher levels of income on projected future taxable income used to determine recoverable net operating loss carryforwards. In 3Q13, we recognized a reduction to the valuation allowance for deferred tax assets and other favorable tax items totaling $206.7 million. Favorable tax items in 3Q13 included: (i) a $127.8 million reduction to the deferred tax valuation allowance resulting from the impact of our higher levels of income on projected future taxable income used to determine recoverable net operating loss and capital loss carryforwards; (ii) a $71.8 million reduction in the deferred tax valuation allowance resulting from the previously announced settlement agreement with the IRS related to the classification of a portion of the cancellation of indebtedness income we recognized as a result of the bankruptcy of our predecessor; (iii) a $14.3 million tax benefit resulting from a change in the deductibility of a portion of the repurchase premium related to the repurchase of our 7.0% convertible debentures; partially offset by; (iv) $7.2 million of unfavorable impacts from anticipated IRS audit adjustments related to their examination of our 2004 and 2008 through 2010 tax returns.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 425% at September 30, 2014, reflecting 3Q14 consolidated statutory operating earnings of $60 million and the payment of net dividends to the holding company of $59.0 million during the quarter and $174 million year-to-date.

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CNO Financial (6)
October 28, 2014

During the third quarter of 2014, we repurchased $164.9 million of common stock and equivalents under our securities repurchase program (including $4.5 million of repurchases settled in 4Q14). We repurchased 9.6 million common shares and equivalents (including all outstanding warrants) at an average cost of $17.26 per share. Total securities repurchased under the program in 2014 through September 30, totaled $301.5 million. CNO anticipates repurchasing securities in the range of $350 million to $400 million during 2014, absent compelling alternatives.  As of September 30, 2014, we had 207.6 million shares outstanding and had authority to repurchase up to an additional $95.9 million of our common stock. During 3Q14, we also paid common stock dividends of $12.5 million.
Book value per diluted share, excluding accumulated other comprehensive income (loss) (6), was $18.39 at September 30, 2014, compared to $18.62 at December 31, 2013. The decrease primarily reflects the loss recognized on the sale of CLIC, partially offset by our 2014 operating earnings.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (4) at September 30, 2014, was 17.4 percent, an increase of 50 basis points from December 31, 2013, reflecting the decrease to capital from the loss recognized on the sale of CLIC and debt repayments of $43.4 million. Unrestricted cash and investments held by our holding company were $432 million at September 30, 2014, compared to $309 million at December 31, 2013, reflecting the proceeds from the sale of CLIC, partially offset by common stock and equivalent repurchases and dividend and debt payments.
Conference Call
The Company will host a conference call to discuss results on October 29, 2014 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (7)
October 28, 2014
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: September 30, 2014 - $18,570.0; December 31, 2013 - $21,891.8)	$20,610.5	$23,204.6
Equity securities at fair value (cost: September 30, 2014 - $360.8; December 31, 2013 - $206.7)	372.8	223.0
Mortgage loans	1,621.8	1,729.5
Policy loans	106.2	277.0
Trading securities	235.0	247.6
Investments held by variable interest entities	1,343.0	1,046.7
Other invested assets	394.6	423.3
Total investments	24,683.9	27,151.7
Cash and cash equivalents - unrestricted	452.1	699.0
Cash and cash equivalents held by variable interest entities	150.7	104.3
Accrued investment income	255.4	286.9
Present value of future profits	505.1	679.3
Deferred acquisition costs	746.6	968.1
Reinsurance receivables	3,023.0	3,392.1
Income tax assets, net	731.1	1,147.2
Assets held in separate accounts	6.9	10.3
Other assets	420.2	341.7
Total assets	$30,975.0	$34,780.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$10,659.2	$12,776.4
Future policy benefits	10,519.8	11,222.5
Liability for policy and contract claims	464.4	566.0
Unearned and advanced premiums	270.3	300.6
Liabilities related to separate accounts	6.9	10.3
Other liabilities	704.0	590.6
Payable to reinsurer	—	590.3
Investment borrowings	1,519.4	1,900.0
Borrowings related to variable interest entities	1,295.0	1,012.3
Notes payable – direct corporate obligations	814.0	856.4
Total liabilities	26,253.0	29,825.4
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: September 30, 2014 – 207,640,050; December 31, 2013 – 220,323,823)	2.1	2.2
Additional paid-in capital	3,803.7	4,092.8
Accumulated other comprehensive income	859.3	731.8
Retained earnings (accumulated deficit)	56.9	128.4
Total shareholders' equity	4,722.0	4,955.2
Total liabilities and shareholders' equity	$30,975.0	$34,780.6

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CNO Financial (8)
October 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Insurance policy income	$632.1	$686.1	$1,997.0	$2,068.6
Net investment income:
General account assets	300.1	350.7	995.6	1,051.4
Policyholder and reinsurer accounts and other special-purpose portfolios	14.8	49.0	82.9	158.5
Realized investment gains (losses):
Net realized investment gains, excluding impairment losses	6.8	2.8	54.5	21.9
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(2.8)	(2.9)	(14.7)	(3.5)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	—	—
Net impairment losses recognized	(2.8)	(2.9)	(14.7)	(3.5)
Total realized gains (losses)	4.0	(.1)	39.8	18.4
Fee revenue and other income	16.0	8.1	29.4	21.0
Total revenues	967.0	1,093.8	3,144.7	3,317.9
Benefits and expenses:
Insurance policy benefits	565.5	702.2	1,946.9	2,129.5
Net loss on sale of CLIC and gain on reinsurance transactions	(32.1)	—	242.7	—
Interest expense	21.9	25.8	70.8	80.0
Amortization	65.8	61.4	197.4	219.9
Loss on extinguishment or modification of debt	—	—	.6	65.4
Other operating costs and expenses	191.5	190.0	587.1	559.4
Total benefits and expenses	812.6	979.4	3,045.5	3,054.2
Income (loss) before income taxes	154.4	114.4	99.2	263.7
Income tax expense (benefit):
Tax expense on period income	53.8	38.1	133.1	113.9
Valuation allowance for deferred tax assets and other tax items	(16.8)	(206.7)	(1.4)	(222.2)
Net income (loss)	$117.4	$283.0	$(32.5)	$372.0
Earnings per common share:
Basic:
Weighted average shares outstanding	210,525,000	222,876,000	215,790,000	221,819,000
Net income (loss)	$.56	$1.27	$(.15)	$1.68
Diluted:
Weighted average shares outstanding	215,458,000	229,347,000	215,790,000	234,569,000
Net income (loss)	$.54	$1.23	$(.15)	$1.59

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CNO Financial (9)
October 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (7)
(Dollars in millions)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
EBIT (5) from In-force and New Business
Bankers Life segment:
In-Force Business	$145.8	$118.9	$392.5	$324.6
New Business	(34.0)	(32.6)	(109.1)	(97.1)
Total	$111.8	$86.3	$283.4	$227.5

Washington National segment:
In-Force Business	$30.1	$35.1	$98.8	$110.3
New Business	(2.5)	(2.1)	(7.8)	(7.5)
Total	$27.6	$33.0	$91.0	$102.8

Colonial Penn segment:
In-Force Business	$14.9	$12.9	$38.3	$34.1
New Business	(14.5)	(17.1)	(40.3)	(42.5)
Total	$.4	$(4.2)	$(2.0)	$(8.4)

Other CNO Business:
In-Force Business	$—	$(5.7)	$—	$(20.2)
New Business	—	—	—	—
Total	$—	$(5.7)	$—	$(20.2)

Total Business segments:
In-Force Business	$190.8	$161.2	$529.6	$448.8
New Business	(51.0)	(51.8)	(157.2)	(147.1)
Total EBIT from business segments continuing after the CLIC sale	$139.8	$109.4	$372.4	$301.7

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CNO Financial (10)
October 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Nine months ended
	September 30,
	2014	2013
	(Dollars in millions, except per share data)
EBIT (5):
Bankers Life	$283.4	$227.5
Washington National	91.0	102.8
Colonial Penn	(2.0)	(8.4)
Other CNO Business:
Loss from the long-term care business reinsured in 4Q13	—	(5.9)
Overhead expense of CLIC expected to continue after the sale	—	(14.3)
EBIT from business segments continuing after the CLIC sale	372.4	301.7
Corporate Operations, excluding corporate interest expense	(30.6)	14.8
EBIT from operations continuing after the CLIC sale	341.8	316.5
Corporate interest expense	(33.1)	(39.9)
Operating earnings before taxes	308.7	276.6
Tax expense on operating income	108.5	94.4
Net operating income (1)	200.2	182.2
Earnings of CLIC prior to being sold (net of taxes)	15.2	15.8
Net loss on sale of CLIC and gain on reinsurance transactions (including impact of taxes)	(272.6)	—
Net realized investment gains (net of related amortization and taxes)	23.7	7.7
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(12.0)	15.6
Equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities (net of taxes)	(8.3)	(7.5)
Net revenue pursuant to transition and support services agreements (net of taxes)	.9	—
Loss on extinguishment or modification of debt (net of taxes)	(.4)	(64.0)
Valuation allowance for deferred tax assets and other tax items	20.8	222.2
Net income (loss)	$(32.5)	$372.0

Per diluted share:
Net operating income	$.93	$.78
Earnings of CLIC prior to being sold (net of taxes)	.07	.07
Net loss on sale of CLIC and gain on reinsurance transactions (including impact of taxes)	(1.26)	—
Net realized investment gains (net of related amortization and taxes)	.11	.03
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.06)	.06
Equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities (net of taxes)	(.04)	(.03)
Loss on extinguishment or modification of debt (net of taxes)	—	(.27)
Valuation allowance for deferred tax assets and other tax items	.10	.95
Net income (loss)	$(.15)	$1.59

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CNO Financial (11)
October 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	September 30, 2013*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$86.3	$(5.7)	$80.6
Washington National	33.0	—	33.0
Colonial Penn	(4.2)	—	(4.2)
Other CNO Business:
Loss from the long-term care business reinsured in 4Q13	(1.0)	—	(1.0)
Overhead expense of CLIC expected to continue after the sale	(4.7)	—	(4.7)
EBIT from business segments continuing after the CLIC sale	109.4	(5.7)	103.7
Corporate Operations, excluding corporate interest expense	9.4	(9.8)	(.4)
EBIT from operations continuing after the CLIC sale (5)	118.8	(15.5)	103.3
Corporate interest expense	(11.7)	—	(11.7)
Operating earnings before taxes	107.1	(15.5)	91.6
Tax expense on operating income	34.4	(5.6)	28.8
Net operating income	$72.7	$(9.9)	$62.8

Net operating income per diluted share	$.32	$(.05)	$.27

* This table summarizes the financial impacts of significant items (as described in the segment results section of this press release) on our 3Q13 net operating income.

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CNO Financial (12)
October 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
FROM CONTINUING OPERATING SEGMENTS
(Dollars in millions)

	Three months ended
	September 30,
	2014	2013
Bankers Life segment:
Medicare supplement	$184.5	$182.0
Long-term care	124.0	131.1
PDP and other health	2.0	—
Supplemental health	4.1	2.8
Life	113.9	94.2
Annuity	181.5	190.2
Total	610.0	600.3
Washington National segment:
Supplemental health and other health	127.7	123.3
Medicare supplement	20.3	24.2
Life	6.3	6.1
Annuity	.9	1.3
Total	155.2	154.9
Colonial Penn segment:
Life	61.1	57.6
Supplemental health	.8	1.0
Total	61.9	58.6
Total collected premiums from continuing operating segments	$827.1	$813.8

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	September 30,
	2014	2013
Bankers Life segment:
Medicare supplement	$17.0	$18.7
Long-term care	5.6	6.2
Supplemental health	1.7	2.6
Life	26.7	23.5
Annuity	10.8	11.5
Total	61.8	62.5
Washington National segment:
Supplemental health	24.0	22.5
Life	1.6	1.3
Annuity	—	.1
Total	25.6	23.9
Colonial Penn segment:
Life	16.4	15.4
Total	16.4	15.4
Total new annualized premiums	$103.8	$101.8

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CNO Financial (13)
October 28, 2014

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	September 30,
	2014	2013
Bankers Life segment:
Medicare Supplement:
Earned premium	$194 million	$191 million
Benefit ratio (8)	66.2%	67.0%
Long-Term Care:
Earned premium	$125 million	$133 million
Benefit ratio (8)	123.6%	128.4%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	70.5%	79.4%
Washington National segment:
Medicare Supplement:
Earned premium	$21 million	$25 million
Benefit ratio (8)	65.8%	64.3%
Supplemental health (10):
Earned premium	$126 million	$122 million
Benefit ratio (8)	81.9%	81.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (9)	56.0%	55.1%

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CNO Financial (14)
October 28, 2014
NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) the net loss on the sale of CLIC and gain (loss) on reinsurance transactions; (ii) the earnings of CLIC prior to being sold; (iii) net realized investment gains or losses, net of related amortization and taxes; (iv) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (v) equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net of taxes; (vi) net revenue pursuant to transition and support services agreements, net of taxes; (vii) loss on extinguishment or modification of debt, net of taxes; and (viii) changes in the valuation allowance for deferred tax assets ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 10. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Collected premiums from our core operating segments include premiums collected in our Bankers Life, Washington National and Colonial Penn segments. Collected premiums from all sources (including CLIC operations prior to the sale and the reinsured long-term care business included in the former Other CNO Business segment) were $827.1 million in 3Q14, down 3 percent from 3Q13.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 14.7% at both September 30, 2014 and December 31, 2013.

(5)
Management believes that an analysis of earnings before the net loss on the sale of CLIC and gain (loss) on reinsurance transactions, the earnings of CLIC prior to being sold, net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, equity in earnings of certain non-strategic investments and earnings attributable to variable interest entities, net revenue pursuant to transition and support services agreements, corporate interest expense, loss on extinguishment or modification of debt and taxes ("EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 10.

(6)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options and warrants were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, warrants, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options and warrants (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $22.74 and $22.49 at September 30, 2014 and December 31, 2013, respectively.

(7)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(8)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

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CNO Financial (15)
October 28, 2014

(9)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

(10)
We have consolidated a small block of health related business with this supplemental health block for simplicity of reporting. All prior periods have been revised to conform to the current presentation.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; (xxiii) determination of the final sales price and net proceeds for the sale of Conseco Life Insurance Company; and (xxiv) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.
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